EXHIBIT E

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D/A (including amendments thereto) with respect to the Ordinary Shares of Arel Communications and Software Ltd. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement this 3rd day of October, 2005.

/s/ CLAYTON L. MATHILE
Clayton L. Mathile

/s/ MARY A. MATHILE
Mary A. Mathile

CYMI PRIVATE EQUITY II, LLC

By: CYMI, Ltd., its managing member

By:	/s/ LES BANWART
Name:	Les Banwart
Title:	President

CYMI, LTD.

By:	/s/ LES BANWART
Name:	Les Banwart
Title:	President